NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

NUMBER

Xcorporeal, Inc.

SHARES

AUTHORIZED COMMON STOCK: 40,000,000 SHARES
PAR VALUE: $0.0001

CUSIP NO. 98400E 10 9

THIS CERTIFIES THAT

SPECIMEN

IS THE RECORD HOLDER OF

Shares of **XCORPOREAL, INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

PRESIDENT & SECRETARY

XCORPOREAL, INC.
CORPORATE
Seal
October 13, 2006
DELAWARE

CHAIRMAN

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned & Registered

Nevada Agency and Trust Company
50 West Liberty Street • Suite 880 • Reno Nevada 89501

Authorized Signature